UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

September 29, 2011
Date of Report (Date of earliest event reported)

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13647	73-1356520
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5330 East 31st Street, Tulsa, Oklahoma  74135
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (918) 660-7700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
         (17 CFR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17
         CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 29, 2011, Rental Car Finance Corp. (“RCFC”), an Oklahoma corporation and wholly owned subsidiary of Dollar Thrifty Automotive Group, Inc., a Delaware corporation (the “Company”), completed the early renewal of its Series 2010-3 Asset Backed Variable Funding Notes (the “Conduit Facility”). In conjunction with the renewal, among other changes, available capacity under the Conduit Facility was increased to $600 million from $450 million, and the revolving period under the facility was extended to a two-year tenor from the previous 364-day structure.  RCFC effected the renewal of the Conduit Facility pursuant to an amendment and restatement of its existing series supplement to RCFC’s indenture with Deutsche Bank Trust Company Americas, as trustee, pursuant to which the Conduit Facility was initially established, an amendment and restatement of the note purchase agreement with the existing managing agents under the Conduit Facility, comprised of Deutsche Bank AG, New York Branch, The Bank of Nova Scotia, JPMorgan Chase Bank N.A., and The Royal Bank of Scotland plc, and certain of their affiliates (collectively, the “Funding Institutions”) and amendments to certain other documents relating to the existing facility.

The Conduit Facility bears interest at a spread of 130 basis points above each Funding Institution's cost of funds, which may be based on either the weighted average commercial paper rate, a floating one-month LIBOR rate or a Eurodollar rate, as applicable, or, under certain circumstances when one or more commercial paper conduit purchasers are not funding advances under the Conduit Facility, at 330 basis points above the relevant bank’s base rate or a Eurodollar rate. RCFC will continue to pay unused commitment fees ranging from 0.2% to 0.8% per annum on any unused portion of the Conduit Facility.  The revolving period for the Conduit Facility is scheduled to end in September 2013, with scheduled amortization payments due over a three-month period beginning in October 2013 and ending in December 2013. RCFC paid an upfront commitment fee of 40 basis points to participating lenders, based on total commitments, in connection with the renewal.  Other terms of the Conduit Facility remained substantially the same as the existing facility, subject to certain adjustments in enhancement rates and other modifications as effected pursuant to the amendment documentation.  Credit support furnished in the form of a letter of credit issued by Deutsche Bank Trust Company Americas remains outstanding.

The Funding Institutions, Deutsche Bank Trust Company Americas and/or their respective affiliates are also participants in, or parties to, other credit facilities and/or variable funding note programs and related agreements with the Company and its subsidiaries, including RCFC.

The foregoing description of the Conduit Facility renewal is qualified in its entirety by reference to the documents attached hereto as Exhibits 4.241 through 4.243, which are incorporated herein by reference.

The Company’s press release issued on September 30, 2011 announcing the Conduit Facility renewal is attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)    Exhibits

Exhibit No.                                                      Description

4.241
Amended and Restated Note Purchase Agreement, dated as of September 29, 2011, among Rental Car Finance Corp., as seller, Dollar Thrifty Automotive Group, Inc., as master servicer, the conduit purchasers and/or committed purchasers identified as such on Schedule III thereto and such other conduit purchasers and/or committed purchasers from time to time party thereto, Deutsche Bank AG, New York Branch, as administrative agent and the managing agents identified as such on Schedule III thereto and such other managing agents from time to time party thereto

4.242
Amended and Restated Series 2010-3 Supplement dated as of September 29, 2011 to the Amended and Restated Base Indenture dated as of February 14, 2007, between Rental Car Finance Corp. and Deutsche Bank Trust Company Americas, as trustee

4.243
Amended and Restated Master Motor Vehicle Lease and Servicing Agreement (Group VII), dated as of September 29, 2011, among Rental Car Finance Corp., as lessor, Dollar Thrifty Automotive Group, Inc., as guarantor and master servicer, DTG Operations, Inc., as lessee and servicer, and those permitted lessees becoming lessees and servicers thereunder

99.1	Press release of Dollar Thrifty Automotive Group, Inc. dated September 30, 2011: Dollar Thrifty Automotive Group Renews Asset Backed Financing Facility, Increases Capacity to $600 Million

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR THRIFTY AUTOMOTIVE GROUP, INC.
(Registrant)

October 4, 2011	By:	/s/ H. CLIFFORD BUSTER III
H. Clifford Buster III
Senior Executive Vice President, Chief Financial
Officer and Principal Financial Officer

INDEX TO EXHIBITS

Exhibit No.                                                      Description

4.241
Amended and Restated Note Purchase Agreement, dated as of September 29, 2011, among Rental Car Finance Corp., as seller, Dollar Thrifty Automotive Group, Inc., as master servicer, the conduit purchasers and/or committed purchasers identified as such on Schedule III thereto and such other conduit purchasers and/or committed purchasers from time to time party thereto, Deutsche Bank AG, New York Branch, as administrative agent and the managing agents identified as such on Schedule III thereto and such other managing agents from time to time party thereto

4.242
Amended and Restated Series 2010-3 Supplement dated as of September 29, 2011 to the Amended and Restated Base Indenture dated as of February 14, 2007, between Rental Car Finance Corp. and Deutsche Bank Trust Company Americas, as trustee

4.243
Amended and Restated Master Motor Vehicle Lease and Servicing Agreement (Group VII), dated as of September 29, 2011, among Rental Car Finance Corp., as lessor, Dollar Thrifty Automotive Group, Inc., as guarantor and master servicer, DTG Operations, Inc., as lessee and servicer, and those permitted lessees becoming lessees and servicers thereunder

99.1	Press release of Dollar Thrifty Automotive Group, Inc. dated September 30, 2011: Dollar Thrifty Automotive Group Renews Asset Backed Financing Facility, Increases Capacity to $600 Million